                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant  |_|

Check the appropriate box:

|_| Preliminary Proxy Statement           |_| Confidential, For Use of the
|X| Definitive Proxy Statement                Commission Only (as permitted by
|_| Definitive Additional Materials           Rule 14a-6(e)(2)
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             STERLING VISION, INC.
                             ---------------------
                (Name of Registrant as Specified in its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   |X|   No fee required.
   |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how its was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:

         |_| Fee paid previously with preliminary materials:

         |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement no.:

         (3) Filing Party:

         (4) Date Filed:

                             STERLING VISION, INC.
                            1500 Hempstead Turnpike
                          East Meadow, New York 11554

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To be held July 2, 1999

         The Annual Meeting of Shareholders of Sterling Vision, Inc. ("Sterling" or the "Company") will be held at 1500 Hempstead Turnpike, East Meadow, New
York 11554, on Friday, the 2nd day of July, 1999, at 9:00 a.m. (local time), for the following purposes:

         (1) to elect three Class 2 Directors to the Company's Board of Directors to hold office until the 2001 Annual Meeting of Shareholders or until each of their respective successors shall have been duly elected and qualified;
         (2) to ratify the selection of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the 1999 fiscal year; and
         (3) to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on June 4, 1999 as the record date for the determination of the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting of Shareholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

         ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                        By Order of the Board of Directors

                                        By:/s/ Joseph Silver
                                        --------------------------------------
                                           JOSEPH SILVER,
                                           Secretary
May 17, 1999

                             STERLING VISION, INC.
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                            To be held July 2, 1999

                                  INTRODUCTION

         This Proxy Statement is being furnished to shareholders of record of Sterling Vision, Inc. ("Sterling" or the "Company") as of June 4, 1999, in connection with the solicitation, by the Board of Directors of Sterling, of proxies for the 1999 Annual Meeting of Shareholders to be held at 1500 Hempstead Turnpike, East Meadow, New York 11554 on Friday, July 2, 1999, at 9:00 a.m. (local time), or at any and all adjournments thereof (the "Annual Meeting" or "Meeting"), for the purposes stated in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is annexed. The approximate date of mailing to Shareholders of this Proxy Statement, enclosed form of Proxy and the Company's Annual Report, is June 10, 1999.

                      OUTSTANDING STOCK AND VOTING RIGHTS

         The Board of Directors has fixed the close of business on June 4, 1999 as the record date for the determination of shareholders entitled to notice of the Annual Meeting, and only holders of record of the Common Stock, par value $.01 per share (the "Common Stock"), of the Company on that date will be entitled to notice of, and to vote at, the Annual Meeting. As of the record date, the Company had outstanding 15,118,524 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. In addition, the Company, on such date, had outstanding twenty-nine
(29) shares of a class of its Preferred Stock, par value $.01 per share (the "Preferred Stock") designated as "Senior Convertible Preferred Stock", each of which shares had no voting power.

         The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A plurality of the votes cast at the Meeting is required for the election of Directors. For all matters to be considered at the Annual Meeting, generally a vote of a majority of the votes cast on the matter will be required for approval. Broker non-votes and abstentions will not be counted for purposes of determining the number of votes cast. The Directors and officers as a group have indicated their intention to vote "FOR" the election, to the Board of Directors, of the individuals named as nominees herein, and "FOR" each of the other items to be considered at the Annual Meeting.

         If the enclosed Proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by delivering written notice of revocation to the Secretary of the Company, or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

         Shares represented by duly executed proxies in the accompanying form will be voted in accordance with the instructions indicated on such proxies, and if no such instructions are indicated thereon, will be voted in favor of the nominees named below for election as Directors and for the other proposals referred to below. In their discretion, the Proxies are authorized to consider and vote upon such matters incident to the conduct of the Annual Meeting and upon such other business matters or proposals as may properly come before the Meeting that the Board of Directors of the Company did not know, within a reasonable time prior to this solicitation, would be presented at the Meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information, as of May 17, 1999, regarding the beneficial ownership of the Company's Common Stock by: (i) each shareholder known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock; (ii) each Director of the Company; (iii) each Named Executive Officer (as hereinafter defined) of the Company; and (iv) all Directors and Named Executive Officers of the Company as a group. Unless otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares. The address of Dr. Edward Cohen is c/o Talisman Company, 1500 San Remo Avenue, Coral Gables, Florida 33146. The address of Jerry G. Lewis is 6 Highview Avenue, Kewworth, Nottingham, England, U.K. NG125EL. The address of Edward Celano is c/o Atlantic Bank of New York, 960 Avenue of the Americas, New York, New York 10001. The address of Joel Gold is c/o Solid Capital Markets, 592 Fifth Avenue, New York, New York 10111. The address of Lancer Group is 375 Park Avenue, New York, New York 10152. The address of all persons listed below, other than Dr. Edward Cohen and Messrs. Lewis, Celano and Gold, is 1500 Hempstead Turnpike, East Meadow, New York 11554.

                                                            Beneficial
                        Name                                 Ownership                 Percent of Class
                        ----                                 ---------                 ----------------
Dr. Robert Cohen.....................................        993,657(1)                    6.1%
Dr. Alan Cohen.......................................      1,406,990(1)(2)(3)              8.7%


Dr. Edward Cohen.....................................        371,295(5)                    2.3%
Stefanie Cohen Rubin.................................        743,992                       4.6%

Allyson Cohen........................................        743,992                       4.6%
Jeffrey Cohen........................................        743,994                       4.6%
Meryl Cohen a/c/f Gabrielle Cohen....................      1,115,989                       6.9%
Meryl Cohen a/c/f Jaclyn Cohen.......................      1,115,989                       6.9%
Meryl Cohen..........................................      2,231,978(4)                   13.8%
Joel Gold............................................         26,500(6)                     *
Jerry G. Lewis.......................................         83,333(7)                     *
Joseph Silver........................................        194,373(8)                    1.2%
Jerry Darnell........................................        169,373(9)                    1.0%
Dr. Nicholas Shashati................................         10,000(10)                     *
Charles Raab.........................................             -0-                     -0-
William J. Young.....................................         15,000(11)                     *
Edward Celano .......................................         10,000(12)                     *
Lancer Group.........................................         970,877(13)                  6.0%
All Directors and Named Executive                          3,280,521(14)                  20.3%
Officers as a group (11)persons) .
-------------------------
* less than 1%

(1) This number includes: (i) the right to acquire 66,667 shares of Common Stock upon the exercise of presently exercisable, outstanding options; and (ii) 125,000 presently exercisable options granted to each of Drs. Robert and Alan Cohen, as the designees of Meadows Management, LLC, a limited liability company owned by Drs. Robert and Alan Cohen. Excludes an additional 25,000 options granted to each of Drs. Robert and Alan Cohen which are subject to certain vesting requirements.

(2) This number includes the right to acquire 83,333 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 166,667 options which are subject to certain vesting requirements.

(3) This number excludes 2,231,978 shares of Common Stock beneficially owned by Meryl Cohen, the wife of Dr. Alan Cohen, as custodian for their children, Gabrielle and Jaclyn Cohen, of which shares Dr. Cohen disclaims beneficial ownership.

(4) Meryl Cohen is deemed to be the beneficial owner of the shares of Common Stock held by her as custodian for her children, Gabrielle and Jaclyn Cohen.

(5) This number includes the right to acquire 66,667 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(6) This number represents 1,500 shares of Common Stock owned by Mr. Gold's children, the right to acquire 10,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options and includes warrants to purchase 15,000 shares of Common Stock at $9.00 per share (the "Warrants"), which Warrants were part of the 220,000 warrants granted to the underwriters of the Company in connection with the Company's initial public offering (consummated in December, 1995) and were transferred to Mr. Gold on March 27, 1996. Such Warrants are exercisable at any time prior to December 26, 2000. At the time the Warrants were transferred to Mr. Gold, Mr. Gold was a Managing Director of Fechtor, Detwiler & Co., Inc. ("Fechtor"), which acted as an underwriter in connection with the Company's initial public offering.

(7) This number represents the right to acquire 83,333 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(8) This number represents the right to acquire 194,373 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 24,196 options which are subject to certain vesting requirements.

(9) This number represents the right to acquire 169,373 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 49,196 options which are subject to certain vesting requirements.

(10) This number represents the right to acquire 10,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 10,000 options which are subject to certain vesting requirements.

(11) This number represents the right to acquire 15,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options, but excludes an additional 55,000 options which are subject to certain vesting requirements.

(12) This number represents the right to acquire 10,000 shares of Common Stock upon the exercise of presently exercisable, outstanding options.

(13) This number includes and/or represents: (i) 550,172 shares of Common Stock owned by Lancer Partners, L.P., together with warrants to purchase an additional 68,200 shares of Common Stock; (ii) 320,705 shares of Common Stock owned by Lancer Offshore, Inc., together with warrants to purchase an additional 15,600 shares of Common Stock;
         (iii) the right of Lancer Voyager Fund to acquire 6,500 shares of Common Stock upon the exercise of warrants; and (iv) the right of Michael Lauer to acquire 9,700 shares of Common Stock upon the exercise of Warrants. Excludes the right to acquire up to an additional 50,000 shares of Common Stock upon the exercise of additional warrants issuable(on a pro- rata basis) to each of the above entities and individual upon the exercise of the above described warrants within a specified period of time.

(14) This number includes: (1) the right to acquire 1,040,413 shares of Common Stock upon the exercise of presently exercisable, outstanding options and warrants. In accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, the 1,040,413 shares of Common Stock for which the Company's Directors and Named Executive Officers, as a group, hold currently exercisable options or warrants, have been added to the total number of issued and outstanding shares of Common Stock solely for the purpose of calculating the percentage of such total number of issued and outstanding shares of Common Stock beneficially owned by such Directors and executive officers as a group.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The Board of Directors consists of six Directors. The Directors of the Company are divided into two classes, designated as Class 1 and Class 2, respectively. Directors of each Class will be elected at the Annual Meeting of the Shareholders of the Company held in the year in which the term of such Class expires, and will serve thereafter for two years. All Directors serve until their respective successors are duly elected and qualified or until an earlier resignation, removal from office, retirement or death. Mr. Jerry Lewis, Mr. Edward Celano and Dr. Edward Cohen presently serve as Class 1 Directors and are scheduled to hold office until the 2000 Annual Meeting of Shareholders. Drs. Robert and Alan Cohen and Mr. Joel Gold presently serve as Class 2 Directors and are scheduled to hold office until the Annual Meeting.

Item 1.           ELECTION OF DIRECTORS (PROPOSAL 1)

         The Board of Directors has nominated Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold to serve as Class 2 Directors until the 2001 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified.

         The following table lists the current Class 1 and Class 2 Directors of the Company:

Class 1 - Term Expires in 2000
------------------------------

Mr. Jerry Lewis (Current Director)
Dr. Edward Cohen (Current Director)
Mr. Edward Celano (Current Director)

Class 2 - Term Expires in 1999
------------------------------

Dr. Robert Cohen (Current Director standing for election at the Annual Meeting) Dr. Alan Cohen (Current Director standing for election at the Annual Meeting) Mr. Joel Gold (Current Director standing for election at the Annual Meeting)

         Shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the following three nominees: Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold. Each nominee for Director has consented to serve on the Board of Directors and will be elected by a plurality of the votes cast at the Annual Meeting. If any (or all) such persons should be unavailable or unable to serve, the persons named in the enclosed Proxy will vote the shares covered thereby for such substitute nominee (or nominees) as the Board of Directors may select; however, at the present time, the Board of Directors knows of no reason why any nominee might be unable to serve. Shareholders may withhold authority to vote for any nominee by entering the name of such nominee in the space provided for such purpose on the enclosed Proxy Card.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED HEREIN.

         Set forth below is certain information with respect to each of the nominees for the office of Director, each Director and each other executive officer of the Company (collectively, the "Named Executive Officers").

Directors and Executive Officers/Key Employees

         The Named Executive Officers and Directors of Sterling are as follows:

Name                            Age    Position
----                            ---    --------
Robert Cohen, O.D.               55    Chairman of the Board of Directors
Alan Cohen, O.D.                 48    Vice-Chairman of the Board of Directors, President, Chief
                                       Executive Officer and Chief Operating Officer
Jerry Lewis                      53    Director
William J. Young                 49    Executive Vice President-Finance, Chief Financial Officer and
                                       Treasurer
Joseph Silver                    53    Executive Vice President, Secretary and General Counsel
Jerry R. Darnell                 48    Chief Operating Officer - Franchise Division
Edward Cohen, O.D.               60    Director
Joel L. Gold                     57    Director
Edward Celano                    61    Director
Nicholas Shashati, O.D.          38    President-VisionCare of California
Charles Raab                     50    Chief Financial Officer - Insight Laser Centers, Inc.

         Dr. Robert Cohen has served as Chairman of the Board of Directors of Sterling since its inception. He also served as Chief Executive Officer of Sterling from inception until October 1995. His principal office is located at the Company's executive offices in East Meadow, New York. Dr. Robert Cohen and his brother, Dr. Alan Cohen, together with certain members of their respective, immediate families, and Dr. Edward Cohen (collectively, the "Cohen Family"), are the principal shareholders of Sterling. In addition, Dr. Robert Cohen, together with his brother, Dr. Alan Cohen, are the sole members of Meadows Management, LLC ("Meadows") which, in 1997, rendered consulting services to the Company. From 1968 to the present, Dr. Robert Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also served as the President and a director of Cohen Fashion Optical, Inc. ("CFO"), which currently maintains its principal offices in the building in which the Company's executive offices are located. Dr. Cohen and his brother, Dr. Alan Cohen, together with certain members of their and Dr. Edward Cohen's respective, immediate families, also are the sole shareholders of CFO. CFO engages in the operation and franchising of retail optical stores similar to those operated and franchised by the Company. Dr. Cohen is a director of, and, together with Dr. Alan Cohen and certain members of their respective, immediate families, is a shareholder of, Optical Dynamics Corporation, (f/k/a Fast Cast Corporation and Rapid Cast). Dr. Cohen is also an officer and a director of several management and real estate companies and numerous other businesses.

         Dr. Alan Cohen has served as a Director of Sterling since its inception and as its President, Chief Executive Officer and Chief Operating Officer since October, 1998. He also served as Chief Operating Officer of Sterling from 1992 until October, 1995, when he became Vice-Chairman of the Board of Directors of Sterling. His principal office is located at the Company's executive offices in East Meadow, New York. Dr. Alan Cohen and his brother, Dr. Robert Cohen, together with certain members of their respective, immediate families, and Dr. Edward Cohen, are the principal shareholders of Sterling. In addition, Dr. Alan Cohen, together with his brother, Dr. Robert Cohen, are the sole members of Meadows which, in 1997, provided consulting services to the Company. From 1974 to the present, Dr. Alan Cohen has been engaged in the retail and wholesale optical business. For more than 10 years, Dr. Cohen has also been a director, principal shareholder and officer of CFO. Dr. Cohen is a director of, and, together with Dr. Robert Cohen and certain members of their respective, immediate families, is a shareholder of Optical Dynamics Corporation. He is also an officer and director of several management and real estate companies and numerous other businesses.

         William J. Young joined the Company in March 1998 as its Executive Vice President-Finance, Chief Financial Officer and Treasurer. From December 1987 through March 1998, Mr. Young served in various capacities with Sbarro, Inc., an 800 store restaurant chain, first, as its Director of Internal Audit, thereafter, as its Controller, and, finally, as its Director of Corporate Finance. Mr. Young has been a Certified Public Accountant for more than ten years.

         Joseph Silver has served as Executive Vice President and Secretary of, and General Counsel to, the Company since March 1992. From May 1985 to December 1991, Mr. Silver served as General Counsel to The Trump Organization, located in New York, New York. Mr. Silver is a member of the New York State Bar, and received a Juris Doctorate degree from Brooklyn Law School in 1969. In addition to the services which Mr. Silver provides to the Company, he also provided legal services to other persons or entities, including persons and entities which are affiliates of the Company, although such legal services (except with respect to one wholly-owned subsidiary of the Company and except for legal services rendered for no consideration) ceased upon consummation of the Company's initial public offering. Mr. Silver, together with his wife, are the principal stockholders of RJL Optical, Inc., the franchisee of the Sterling Optical Center located in Great Neck, New York, which is presently being managed by the Company.

         Jerry Darnell has served as Sterling's Executive Vice President-Franchising from July 1992 to September 1998, when he was appointed to the position of Chief Operating Officer - Franchise Division. From February 1990 through December 1991, Mr. Darnell served as Director of Franchise Development for Physicians Weight Loss Centers, Inc., located in Akron, Ohio. From July 1989 to February 1990, he was Senior Vice President of Formu-3 International, Inc., a company operating company owned and franchised weight loss centers, located in Canton, Ohio. From August 1988 to July 1989, Mr. Darnell was Vice President of Franchise Development of Medicine Shoppe International, Inc., a company in the business of franchising retail pharmaceutical stores, located in St. Louis, Missouri, having first been associated with that company, as a consultant, in November 1987. Mr. Darnell is a member of the International Franchise Association, served as Chairman of its trade show exhibit committee and has served as a franchise consultant to many franchise organizations where he has been a seminar leader. He has also been a keynote speaker for national sales and business organizations.

         Jerry G. Lewis has served as a director of Sterling since May 1997. He also served as its President and Chief Operating Officer from May 1997 to October 1998, and as its Chief Executive Officer from January 1998 to October 1998. He is currently Managing Director and U.K. Country Manager of Vision Express U.K., a retail optical chain doing business in the United Kingdom. From 1990 through 1997, Mr. Lewis served as Managing Director of SpecSavers Optical Superstores, a retail optical group doing business in the United Kingdom and Ireland. Mr. Lewis is a qualified optician, and previously held senior management positions with Bausch & Lomb, Inc. and American Optical, Inc., both in the United States. During his twenty years with both companies, he worked in most international markets and was responsible for individual country operations for both sales and manufacturing. Mr. Lewis has belonged to several professional organizations in Europe and has been a speaker at International Optical Symposia. He also directed the Annual European Research Symposium on Contact Lenses, for Bausch & Lomb, in 1984 and 1985.

         Dr. Edward Cohen has served as a Director of Sterling since July 1992. He also served as Vice President of Sterling from July 1992 until October 1995. Dr. Edward Cohen, together with and his brothers, Drs. Robert Cohen and Alan Cohen and certain members of their respective, immediate families, are the principal shareholders of Sterling. For approximately 17 years, until January 1999, Dr. Edward Cohen was a shareholder of, and served as a director and officer of, CFO. Dr. Cohen is also an officer and a director of several management and real estate companies and numerous other businesses.

         Joel L. Gold has served as a Director of Sterling since December 1995. He is currently a Director of Solid Capital Markets, an investment banking firm located in New York City. From September 1997 to January 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm located in New York City. From April, 1996 to September, 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March, 1995 to April, 1996, a Managing Director of Fechtor, a representative of the underwriters for the Company's initial public offering. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. ("Bear Stearns"). For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director of Concord Camera Corp., a manufacturer and distributor of cameras ("Concord"); Life Medical Sciences, a biotechnological company ("Life"); BCAM Corporation, a provider of ergonometric services ("BCAM"); and PMCC Financial Corp., a specialty, consumer finance company. He currently serves on the Compensation Committee of each of Concord, Life and BCAM.

         Edward Celano has served as a Director of Sterling since October, 1998. Mr. Celano has been involved in the banking and finance industry for the past twenty-three years. Since May, 1996, he has been an Executive Vice President of Atlantic Bank of New York where he heads the Corporate Business Group. From November, 1984 through April 1996, Mr. Celano was employed by NatWest Bank, N.S., first as a Senior Vice President of its Empire State Division, and then as a Senior Vice President of its Corporate Financing Division. Mr. Celano is a graduate of St. Francis College and received an M.B.A. from The City College of New York in 1967.

         Dr. Nicholas Shashati has been the Director of Professional Services of the Company since July, 1992 and, since March 1, 1998, President of VisionCare of California ("VCC"). Dr. Shashati earned a Doctor of Optometry degree from Pacific University of California in 1984, and received a Bachelor of Science degree from Pacific University and a Bachelor of Science degree in Biology from San Diego State University. Dr. Shashati is licensed as an optometrist in the States of New York, California, Arizona and Oregon. He is Chairperson for the Quality Assurance Committee of the Company, as well as a Practice Management Consultant.

         Charles Raab has been employed by Insight Laser Centers, Inc. ("Insight") since February, 1996, and, in March, 1996, was elected as its Chief Financial Officer. Prior to joining Insight, Mr. Raab served as President of Empire Fiscal Management, Inc., ("Empire"), since 1986. Prior to joining Empire, he held Chief Financial Officer positions, over a twelve year period, with the

Osteopathic Hospital and Clinic located in Queens, New York and the New York Medical College/Flower Fifth Avenue Hospital, located in New York City.

         All officers of the Company serve at the discretion of the Board of Directors. Except for Drs. Robert Cohen, Alan Cohen and Edward Cohen being brothers, there are no family relationships between any Director, Named Executive Officer or other person nominated or chosen to become a Director or officer.

                      OPERATION OF THE BOARD OF DIRECTORS

         During the fiscal year ended December 31, 1998, the Board of Directors of the Company held two meetings in person, held an additional three meetings telephonically, and acted by written consent six times. Each Director attended at least 75% of the meetings held by the Board of Directors during the period in which such Director served, including the meetings held by the Committees on which such Director served.

Committees of the Board

         The standing committees of the Board of Directors include the Executive Committee, the Audit Committee, the Compensation Committee, the Independent Committee and, until December 26, 1998, the Right of First Refusal Committee.

         The Executive Committee, whose members are Drs. Robert and Alan Cohen and Mr. Joel Gold, is generally authorized to exercise the powers of the Board of Directors in connection with the management of the Company; provided, however, that the Executive Committee does not have the authority to submit to shareholders any action that needs shareholder approval under law, fill vacancies in the Board of Directors or in any Committee, fix the compensation of Directors for serving on the Board of Directors or on any Committee, amend or repeal the By-Laws of the Company or adopt new by-laws of the Company, or, as may be further limited by applicable law, the Company's Certificate of Incorporation or By-Laws. The Executive Committee was established in December, 1995, met one time during the year ended December 31, 1998, and acted three times by unanimous written consent.

         The Audit Committee, whose members are Joel Gold, Edward Celano and William Young, recommends the selection of the Company's independent auditors, receives reports from such independent auditors on any material recommendations made to management, and reviews, with the auditors, any material questions or problems with respect to the accounting records, procedures or operations of the Company which have not been resolved to their satisfaction after having been brought to the attention of management. The Audit Committee was established in December, 1995 and met twice during the year ended December 31, 1998.

         The Compensation Committee, whose members are Drs. Robert and Alan Cohen and Mr. Joel Gold, administers the Company's 1995 Stock Incentive Plan and recommends to the Board of Directors the salaries and bonuses of the executive officers of the Company. The Compensation Committee was established in December, 1995, met once during the year ended December 31, 1998, and acted six times by unanimous written consent.

         The Independent Committee, whose members are Joel Gold, Edward Celano and Alan Cohen, is generally authorized to review any transaction (or series of transactions) involving more than $10,000 in any single instance, or more than $50,000 in the aggregate (other than compensation matters which are determined by the Compensation Committee) between the Company and: (i) any of its Directors, officers, principal shareholders, and/or each of their respective affiliates; or (ii) any employee of, or consultant to, the Company who also renders services to CFO, a retail optical company owned by certain principal shareholders of the Company, whether or not for compensation. The Independent Committee was established in December, 1995, and during the year ended December 31, 1998, acted three times by unanimous written consent.

         The Right of First Refusal Committee, whose members were (up until December 26, 1998, when such Committee was disbanded as a result of the expiration of the Referral Agreement described below) Joel Gold, Edward Celano and Jerry Lewis, was generally authorized to consider any rights of first refusal granted to the Company by CFO pursuant to a referral agreement between the Company and CFO (the "Referral Agreement") whereby CFO agreed, under certain conditions, to grant the Company a right of first refusal prior to its acquisition of any new leaseholds or retail optical stores located outside of CFO's existing areas of operations, as well as prior to its acquisition of any retail optical store chain (four or more stores). See "Certain Transactions and Other Matters." The Right of First Refusal Committee did not meet during the year ended December 31, 1998.

                             DIRECTOR COMPENSATION

         Directors who are not employees or officers of the Company or associated with the Company receive $500 for each Board and Committee meeting attended in person, and $250 for each Board and Committee meeting attended telephonically. Further, all Directors are reimbursed for certain expenses in connection with their attendance at Board and Committee meetings.

         On February 12, 1998 and October 14, 1998, the Board of Directors (with Mr. Joel Gold abstaining) authorized the grant, to each of Joel Gold and Edward Celano, respectively, of options, each having a term of ten years, to purchase 10,000 shares each of the Company's Common Stock at an exercise price equal to the composite closing price, as quoted on the NASDAQ Stock Market (the "Closing Price") of said Common Stock on the date of grant.

         In addition to the foregoing, on October 29, 1998, the Independent Committee of the Board of Directors (with Dr. Robert Cohen voting in place of Dr. Alan Cohen), in connection with Dr. Alan Cohen's appointment as the Company's President, Chief Executive Officer and Chief Operating Officer, authorized the grant, to Dr. Cohen, of options to purchase up to 250,000 shares of the Company's Common Stock (See "Option Grants in Last Fiscal Year" below).

         Other than with respect to reimbursement of expenses, Directors who are employees or officers of the Company will not receive additional compensation for serving as a Director.

                      COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, Directors and greater than ten percent shareholders are required, by SEC regulation, to furnish the Company with copies of all Section 16(a) forms they may file.

         Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than ten percent beneficial owners were complied with, except that, in certain instances, certain of the Company's Directors and/or executive officers were late in filing each of their respective Forms 4 and/or 5.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following Summary Compensation Table sets forth the compensation of Dr. Alan Cohen, the Chief Executive Officer, Chief Operating Officer and President of the Company since October, 1998, and the other four most highly compensated executive officers of the Company for the Company's last two (2) completed fiscal years:

                                                SUMMARY COMPENSATION TABLE

                                                                               Long Term
                                            Annual Compensation               Compensation                All Other
                             Fiscal     --------------------------             Securities                Compensation
Name and Principal Position   Year      Salary              Bonus       Underlying Stock Options         ------------
---------------------------  ------     --------         ---------      ------------------------
Alan Cohen                   1998       $ 45,192        --                      466,667 (3)               $16,447 (4)
President, Chief             1997           --          --                      216,667 (2)               $ 8,050 (4)
Operating Officer,
Chief Executive
Officer and Vice
Chairman of the Board
of Directors (1)

Jerry Lewis                  1998       $217,730         --                      83,333 (6)               $17,324 (8)
President, Chief             1997       $156,801         --                     250,000 (6)               $34,345 (7)
Executive Officer,
Chief Operating
Officer and Director
(5)

Jerry Darnell                1998       $197,965      $82,257 (10)              218,569                   $20,399 (11)
Chief Operating              1997       $159,600      $71,553 (10)              193,569                   $14,786 (11)
Officer - Franchise
Division (9)

Joseph Silver                1998       $124,477      $15,000                   218,569                  $150,795 (12)(13)
Executive Vice               1997       $100,800      $21,600                   193,569                  $161,844 (12)(13)
President, Secretary
and General Counsel

William Young                1998       $ 93,681      $18,013                    30,000                   $13,148 (15)
Executive Vice               1997           --           --                        --                        --
President-Finance,
Chief Financial   (14)
Officer and Treasurer

(1) Alan Cohen was appointed to the positions of President, Chief Executive Officer and Chief Operating Officer as of October 15 1998.
(2) Includes 66,667 options granted to Dr. Cohen in partial consideration of his making certain loans to the Company, and 150,000 additional options granted to Dr. Cohen, as a member of Meadows Management, LLC, a limited liability company previously retained to render consulting services to the Company.
(3)      Includes options referred to in "(2)" above.
(4) Represents automobile lease payments made on behalf of Dr. Cohen and reimbursement of medical insurance deductions.
(5) Mr. Lewis resigned from his positions as the Company's President, Chief Executive Officer and Chief Operating Officer, effective October 15, 1998.
(6) As a result of Mr. Lewis' resignations (on October 15, 1998), 166,667 of the options previously granted to him expired.
(7) Represents legal fees advanced by the Company in connection with Mr. Lewis' emigration to the United States, relocation expenses pertaining thereto, life and disability insurance premiums paid by the Company, car allowance payments made to and/or on behalf of Mr. Lewis, and reimbursement of medical insurance deductions.

(8) Represents life and disability insurance premiums paid by the Company, car allowance payments made to and/or on behalf of Mr. Lewis, and reimbursement of medical insurance deductions.
(9) Mr. Darnell was appointed to the position of Chief Operating Officer - Franchise Division on September 18, 1998.
(10) Includes commissions paid to Mr. Darnell of $82,257 and $31,653 in 1998 and 1997, respectively.
(11) Represents car allowance payments made to Mr. Darnell, life insurance and disability insurance premiums paid by the Company and reimbursement of medical insurance deductions.
(12) Includes $123,039 and $132,600 in legal fees paid by Sterling Vision of California, Inc. ("SVCI") in 1998 and 1997, respectively.
(13) Includes car allowance payments made to and/or on behalf of Mr. Silver, life insurance and disability premiums paid by the Company and reimbursement of medical insurance deductions.
(14) Mr. Young was appointed to these positions on March 16, 1998 and began his employment with the Company on March 30, 1998.
(15) Includes car allowance payments made to Mr. Young, life insurance and disability insurance premiums paid by the Company and reimbursement of medical insurance deductions.

                       OPTION GRANTS IN LAST FISCAL YEAR

         During the fiscal year ended December 31, 1998, an aggregate of 250,000 options were granted by the Company's Board of Directors (including its Compensation Committee and Independent Committee) to Dr. Alan Cohen, the Company's President, Chief Executive Officer and Chief Operating Officer, which options: (i) have a term of ten years; (ii) provide for an exercise price equal to the Closing Price of the Company's Common Stock as reported on Nasdaq (the "Closing Price") on the date of grant (October 15, 1998); and (iii) vest one-third immediately, one-third on October 15, 1999 and one-third subject to the Company earning net income of at least $1 million for the calendar year ending December 31, 1999. In addition to the foregoing, on November 12, 1998, the Company's Compensation Committee granted to each of Joseph Silver, the Company's Executive Vice President, Secretary and General Counsel, and Mr. Jerry Darnell, the Company's Chief Operating Officer Franchise Division, additional options to purchase 25,000 shares of the Company's Common Stock, each of which options: (i) have a term of ten years; and (ii) provide for an exercise price equal to the Closing Price of the Company's Common Stock on the date of grant (November 12, 1998). The options granted to Mr. Silver vested immediately, while the options granted to Mr. Darnell will vest on January 1, 2001. In addition, such Compensation Committee granted to Mr. Young options to purchase 30,000 shares of the Company's Common Stock each of which: (i) has a term of ten years; and (ii) provides for an exercise price equal to the Closing Price on the date of grant (March 30, 1998). Fifty percent of such options vested immediately, with the balance to vest on March 30, 2000. Other than as described above, no other options were granted by the Company's Compensation Committee to any of the Company's Named Executive Officers.

         The following table sets forth information concerning the options granted during 1998 to the Company's Named Executive Officers.

                                                                                         Potential Realizable
                                    % of Total                                           Value of Assumed Annual
                  Number of         Options                                              Rates of Stock Price
                  Shares            Granted to                                           Appreciation for Option
                  Underlying        Employees         Exercise                                   Term
                  Options           in Fiscal         Price Per         Expiration               ----
Name              Granted             Year             Share               Date              5%           10%
----              -------             ----             -----               ----
Alan Cohen        250,000           42%               $3.0000           10/15/08         $472,500          $1,195,000

Joseph                               4%               $3.0625           11/11/08         $ 48,188          $  121,938
Silver             25,000

Jerry                                4%               $3.0625           11/11/08         $ 48,188          $  121,938
Darnell            25,000

William J.
Young              30,000            5%               $6.0625           03/30/08         $114,525          $  289,725

                AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 Number of Securities         Value of Unexercised In-
                             Shares                             Underlying Unexercised        the-Money Options at FY-
                            Acquired                             Options at FY-End (#)                End ($)*
                          on Exercise           Value
Name                          (#)            Realized ($)      Exercisable/Unexercisable      Exercisable/Unexercisable
----                          ---            ------------      -------------------------      -------------------------
Alan Cohen                     -                  -                 275,000/466,667               $119,791/$239,590

Jerry Lewis                    -                  -                  83,333/83,333                       -0-

Joseph Silver                  -                  -                 194,373/218,569                $34,375/$34,375

Jerry Darnell                  -                  -                 169,373/218,569                  $0/$34,375

William Young                  -                  -                  15,000/30,000                       -0-

  ---------------
  * Based on the Nasdaq Stock Market composite closing price for the last business day of the fiscal year ($4.4375). All of the stock options granted to the Named Executive Officers have exercise prices as follows:
     Dr. Alan Cohen: 66,667 shares at $6.4375, 150,000 shares at $8.9375, and
     250,000 shares at $3.00; Mr. Jerry Lewis: $8.00; Mr. Joseph Silver and Mr. Jerry Darnell: 193,569 shares at $6.00, and 25,000 shares at $3.0625; and Mr. William Young: $6.0625.

Stock Price Performance Graph

         The following graph shows the annual cumulative total shareholder return for the fiscal year ended December 31, 1998 based on: (i) an assumed investment of $100; and (ii) no reinvestment of dividends. The Company's Common Stock began trading on the Nasdaq Stock Market on December 20, 1995 at a price of $7.50 per share. The graph compares the Company's performance with that of the S&P 500 Index and a peer group consisting of Cole National Corp., National Vision Associates, Ltd., New West Eyeworks, Inc., Sight Resources Corp., and Laser Vision Centers, Inc.

                COMPARISON OF TWO YEARS CUMULATIVE TOTAL RETURN
                               [GRAPHIC OMITTED]

   Among Sterling Vision, Inc., S&P 500, and the Company selected Peer Group

                                 [Line Graph]

                        12/20/96        12/31/97        3/31/98      6/30/98      9/30/98     12/31/98
                        --------        --------        -------      -------      -------     --------
Sterling Vis                 100             110        111.67         84.14       101.67        75.83
Peer Group                   100           102.4        111.47         145.2       151.21       118.27
S&P Index                    100          122.25        124.95        146.08       156.33       160.15

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

Philosophy

         The compensation philosophy of the Company is to develop and implement policies that will encourage and reward outstanding performance, seek to increase the profitability of the Company, and maximize the Company's return on equity so as to increase shareholder value. Maintaining competitive compensation levels in order to attract and retain executives who bring valuable experience and skills to the Company is also an important consideration. The Company's executive compensation programs are designed to attract and retain talented individuals and motivate them to achieve the Company's business objectives and performance targets, including increasing long-term stockholder value.

         The Compensation Committee of the Board of Directors is composed of the following three Directors: Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold. Working with the Company, the Compensation Committee develops and implements compensation plans for the Company's executive officers.

Compensation Structure

         The Compensation Committee believes that it is in the best interests of the Company and its shareholders that its executive officers be compensated in a manner that provides such officers with a strong incentive to advance both the short-term and long-term interests of the Company.

         The annual cash compensation of most of the executive officers, including the Chief Executive Officer, consists primarily of annual salary. The Compensation Committee also has discretion to award bonuses to each of the executive officers. With respect to Jerry Darnell, the executive officer who is responsible for franchising, the Compensation Committee believes that it was (and is) important to compensate such individual with a measure that is directly related to the performance of such individual's areas of responsibility. Accordingly, Mr. Darnell, in addition to his annual base salary, is entitled to a commission for each new franchise agreement entered into by the Company and for each franchise transferred by an existing franchisee to another franchisee, both of which may be reduced if another employee of the Company is entitled to a commission with respect to the same transaction. The bases of such commissions are not disclosed herein because the Board of Directors has determined that it is confidential business information, the disclosure of which might have an adverse effect on the Company.

         Non-cash compensation of executive officers consists of options granted under the Company's 1995 Stock Incentive Plan. The stock options produce value for executives only if the Company's stock price increases over the option exercise prices, as follows: for all options granted to Jerry Lewis, $8.00; for options granted to Messrs. Silver and Darnell, $6.00 for 193,569 shares, and $3.0625 for 25,000 shares; for all options granted, through December 31, 1998, to William Young, $6.0625; for the 250,000 options granted to Dr. Alan Cohen in consideration of him agreeing to serve as the Company's President and Chief Executive Officer, $3.00; and for all options granted, through December 31, 1998, to Dr. Nicholas Shashati, $7.50. Although there are no particular targets with respect to the number of options granted to an executive officer, in general, the higher the level of an executive's responsibility, the larger this stock-based component of such person's compensation will be. In order to assure the retention of high-level executives and to tie compensation of those executives to the creation of long-term value for shareholders, the Compensation Committee provides that these stock options generally vest over a two to five-year period.

         The compensation of each executive officer is based on an annual review of such officer's performance by the Chief Executive Officer and his recommendations to the Compensation Committee. In establishing and administering the variable elements in the compensation of the Company's executive officers, the Compensation Committee tries to recognize individual contributions, as well as overall business results. Compensation levels are also determined based upon the executive's responsibilities, the efficiency and effectiveness with which he/she marshals resources and oversees the matters under his/her supervision, and the degree to which he/she has contributed to the accomplishments of major tasks that advance the Company's goals.

Executive Officer Compensation for 1998

         During the fiscal year ended December 31, 1998, none of the Company's executive officers, other than William Young, was employed pursuant to an employment agreement, Mr. Young's employment agreement having become effective in March, 1998. The base salary to which each executive officer was entitled for 1998 was based upon the Company's goal of attracting and retaining qualified executives and a comparison of executive base salaries paid to executives of other companies in the retail optical and related industries. During the fiscal year ended December 31, 1998, Mr. Darnell received $82,257 in commissions, as discussed above.

         Stock options are awarded to the executives by the Compensation Committee. In determining the size of option awards for a particular executive officer, the Compensation Committee considers the amount of stock options awarded to other executive officers in a like position, in addition to the other compensation considerations discussed above. During the fiscal year ended December 31, 1998, the following employee stock options were granted by the Compensation Committee (or, in the case of Dr. Alan Cohen, the Company's Independent Committee with Dr. Robert Cohen voting in place of Dr. Alan Cohen):
Dr. Alan Cohen - 250,000; Mr. William Young - 30,000; Joseph Silver - 25,000; and Jerry Darnell - 25,000.

         Although the Compensation Committee believes that the compensation paid to its executive officers is comparable to compensation paid by similar companies, it has not made any independent investigation.

         The Compensation Committee feels that actions taken regarding executive compensation are appropriate in view of each individual's, as well as the Company's, overall performance.

Chief Executive Officer Compensation for 1998

         Dr. Alan Cohen was appointed as the Company's President, Chief Executive Officer and Chief Operating Officer, effective October 15, 1998. The terms of

Dr. Cohen's employment by the Company provide for: (i) a base salary of $250,000 per year; (ii) 250,000 employee stock options, all as described above under the caption "Option Grants in Last Fiscal Year"; (iii) reimbursement of Dr. Cohen's medical insurance deductions; (iv) the use of an automobile; and
(v) the grant of additional employee stock options, as of the end of Dr. Cohen's second year of employment, based upon the Company achieving certain agreed upon, performance levels for the 1999 calendar year.

         The Committee believes that Dr. Cohen's 1998 salary was reasonable in light of his leadership. The Committee believes that Dr. Cohen's 1998 compensation level reflected the Committee's confidence in him and the Company's desire to retain Dr. Cohen's talents, as the President, Chief Executive Officer and Chief Operating Officer of the Company.

Dated: May 17, 1999                      Respectfully submitted:
                                         THE COMPENSATION COMMITTEE
                                         By: Robert Cohen
                                             Alan Cohen
                                             Joel Gold

Compensation Committee Interlocks and Insider Participation

         Dr. Robert Cohen, Dr. Alan Cohen and Mr. Joel Gold served on the Compensation Committee since it was formed in December, 1995. Mr. Gold was a Managing Director of Fechtor, which acted as one of the Underwriters in connection with the Company's initial public offering which was consummated in December, 1995. In addition, in connection with the Company's initial public offering, the Company granted to the Underwriters warrants to purchase 220,000 shares of Common Stock at an exercise price of $9.00 per share, which warrants are exercisable at any time until December 26, 2000. In March, 1996, Fechtor transferred 15,000 of such warrants to Mr. Gold.

                              EMPLOYMENT CONTRACTS

         The Company previously entered into employment agreements with Jerry Darnell and Joseph Silver, each of which expired on December 31, 1997 and was not renewed for 1998.

         In March, 1998, the Company and William J. Young entered into a written employment agreement pursuant to which Mr. Young was appointed to the position of Chief Financial Officer, effective March 30, 1998. Such agreement provides for: (i) a term of two (2) years; (ii) an annual base salary of $125,000; (iii) an annual minimum bonus of $12,500; (iv) options to purchase up to 30,000 shares of the Company's Common Stock (one-half of which will vest as of each of April 1, 1999 and 2000) at an exercise price equal to the Closing Price of the Company's Common Stock on March 30, 1998; (v) a monthly car allowance; and (vi) life and disability insurance.

Item 2.           RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL NO. 2)

         On or about April 15, 1998, the members of the Company's Executive and Audit Committees considered the reappointment of Deloitte & Touche LLP ("Deloitte'), the Company's principal accountants which audited its financial statement for the fiscal years ended December 31, 1995 through December 31, 1997, and determined it was in the best interest of the Company to select another firm of independent public accountants, as the auditors of the Company for the 1998 fiscal year. In response to such determination, certain of the Company's management team commenced their selection process by interviewing a number of other firms of certified public accountants.

         On April 24, 1998, the Audit Committee recommended to the Board that it select Arthur Andersen, LLP as such auditors, which recommendation was so accepted by the Board. Also, on April 24, 1998, Deloitte notified the Company, in writing, of its decision to resign as the Company's auditors, effective immediately.

         As a result of the foregoing, the Board of Directors appointed the firm of Arthur Andersen LLP ("Andersen"), independent public accountants, as the auditors of the Company (and its subsidiaries) for the 1998 fiscal year, which appointing, subject to the ratification thereof by the Company's shareholders at the Annual Meeting, was renewed for the 1999 fiscal year.

         In connection with the audit of the three fiscal years ended December 31, 1996, 1997 and 1998, neither the Deloitte nor Andersen reports contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the three fiscal years ended December 31, 1996, 1997 and 1998, there were no disagreements with Deloitte or Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of each such firm, would have caused it to make reference to the subject matter of the disagreement as part of its report. However, Deloitte had indicated to the Company that, if its appointment continued for the 1998 fiscal year, it might be in disagreement with the Company's intended treatment, for financial reporting purposes, of the Company's Senior Convertible Preferred Stock issued as of February 17, 1998.

         If the foregoing appointment of Andersen is not ratified by the shareholders, the Board of Directors will appoint another firm of independent public accountants whose appointment, for any period subsequent to the Annual Meeting, will be subject to the approval of the Company's shareholders at that Meeting.

         A representative of Andersen is expected to be present at the Annual Meeting and will have an opportunity to make a statement, should he or she so desire, and to respond to appropriate questions.

Vote Required for Ratification of Appointment of Auditors

         Ratification of the selection of Andersen, as the Company's independent public accountants, will require the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares of Common Stock entitled to vote thereon.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

Optical Dynamics

         Certain members of the families of Drs. Robert and Alan Cohen collectively own an approximately 5% interest in Optical Dynamics Corporation (f/k/a Fast Cast Corporation and Rapid Cast), of which Dr. Robert Cohen serves as a director. Optical Dynamics sells equipment to produce ophthalmic lenses, which lenses are made from a patented liquid monomer which must also be purchased through Optical Dynamics. Until February 1, 1997, the Company operated a laboratory at which ophthalmic lenses were manufactured, on Optical Dynamics equipment, using such patented monomer (see "Transactions with DuraLab, Inc.").

Cohen Fashion Optical

         Drs. Robert and Alan Cohen are officers and directors of CFO and Real Optical Purchasing Corp. ("REAL"). CFO, which has been in existence since 1978, owns a chain of company-operated and franchised retail optical stores doing business under the name "Cohen's Fashion Optical." As of April 15, 1999, CFO had 66 franchised stores and 26 company-owned stores (including one store operated by an affiliate of CFO); and REAL, which has been in existence since 1984, had five company-owned stores. In addition, CFO also licenses to retail optical stores the right to operate under the name "Cohen's Kids Optical" or "Ultimate Spectacle." As of April 15, 1999, there were 3 Ultimate Spectacle stores located in the State of New York and one Cohen's Kids Optical store located in the State of Florida. CFO and REAL stores are similar to the Company's retail optical stores. CFO has been offering franchises since 1979 and currently has retail optical stores in the states of Connecticut, Florida, New Hampshire, Massachusetts, New Jersey and New York. In the future, Cohen's Fashion Optical, Cohen's Kids Optical or Ultimate Spectacle stores may be located in additional states. As of April 15, 1999, approximately 25 CFO stores were located in the same shopping center or mall as, or in close proximity to, the Company's retail optical stores. It is possible that one or more additional Cohen's Fashion Optical stores, Cohen's Kids Optical stores or Ultimate Spectacle stores may, in the future, be located near one or more of the Company's retail optical stores, thereby competing directly with such of the Company's stores. In addition, the Company's stores and certain of CFO's stores jointly participate, as providers, under certain third party benefit plans obtained by either Sterling or CFO, which arrangement is anticipated to continue in the future.

         On April 9, 1997, the Independent Committee recommended, and the Board of Directors (with Drs. Robert and Alan Cohen abstaining) approved, of the Company entering into an eight and one-half (8 1/2) month consulting agreement with Meadows Management, LLC, a limited liability company owned by Drs. Robert and Alan Cohen ("MML"). Said agreement provided for compensation computed at the rate of three hundred thousand ($300,000) dollars per annum, and for the granting, to each of Drs. Robert and Alan Cohen, as the designees of MML, of options, each having a term of five years, to each purchase 150,000 shares of the Company's Common Stock at an exercise price equal to the closing price of the Company's Common Stock as of the date of such approval ($8.9375). The granting of said options was approved by the Company's shareholders at the 1997 Annual Meeting, were issued under the Company's 1995 Stock Incentive Plan and will vest as follows: one-half (50%) immediately (April 9, 1997); and an additional one-sixth (16.67%) on each of April 9, 1998, 1999 and 2000.

         On May 15, 1998, CFO subleased to the Company its retail optical store located in Albany, New York (the "Albany Store"), including its furniture, fixtures and equipment; and, in May 1999, the Company sold to CFO the assets of one of its stores located in New York City (including the lease therefor) for the assets of the Albany Store (including the lease therefor) and such sublease was terminated.

Agreements and Transactions Between the Company and the Cohen Family

         In December, 1995, the Company entered into an agreement with CFO for nominal monetary consideration, providing, among other things, that until the earlier of: (i) three years from the date that the first Insight Laser Center was opened; or (ii) the date that the Cohen Family shall cease to beneficially own, directly or indirectly, an aggregate of 50% or more of the issued and outstanding shares of Common Stock of either the Company or CFO, CFO will use reasonable efforts to refer, and to cause its franchisees to refer, all of their respective customers who are interested in photorefractive kerectectomy (a procedure performed with an excimer laser to correct certain degrees of myopia; hereinafter "PRK") exclusively to the Company's Insight Laser Centers, and will not develop any managed eyecare centers offering PRK.

         In addition, such agreement provides that until the earlier of: (i) three years from December 26, 1995; or (ii) the date that the Cohen Family shall cease to beneficially own, directly or indirectly, an aggregate of 50% or more of the issued and outstanding shares of Common Stock of either the Company or CFO, CFO will grant to the Company a right of first refusal prior to its acquisition of any new leaseholds or retail optical stores located outside of CFO's existing areas of operations, as well as prior to its acquisition of any retail optical store chain (four or more stores), wherever located; provided, however, that such agreement will not apply to CFO's unaffiliated franchisees or licensees. In connection with this agreement, the Company appointed the Right of First Refusal Committee. During the fiscal year ended December 31, 1998, CFO, to the best of the Company's knowledge, did not acquire any stores which were subject to the Company's right of first refusal. See "Committees of the Board."

         In September, 1995, CFO assigned its rights to one excimer laser to the Company for nominal consideration, although Sterling reimbursed CFO for all lease payments previously made by CFO with respect to such excimer laser.

         During the fiscal year ended December 31, 1998, certain of CFO's employees rendered certain real estate and construction supervisory services to the Company in exchange for a fee paid by the Company. In addition, during the fiscal year ended December 31, 1998, CFO purchased products fabricated from the Company's poster reproduction system. The Company believes that the terms of these transactions were as favorable to the Company as could have been obtained from an unrelated party.

         An entity owned by Drs. Robert, Alan and Edward Cohen is the lessee of an office building located in East Meadow, New York. In April, 1996, the

Company relocated all of its corporate offices to this building and initially subleased approximately 22,000 square feet (approximately 60% of the building), on a "net lease" basis, for a term of ten years at an aggregate base rental (in addition to a pro rata share of the building's real estate taxes and costs of operations) of $221,796 for the first three years, which amount increases gradually over the remainder of the term of the sublease. In February, 1998, the Company and such entity voluntarily agreed to reduce such space by approximately 2,500 square feet and, in connection therewith, agreed on a pro-rata reduction of such occupancy costs. The balance of the space not utilized by the Company is subleased to CFO, and an investment banking firm owned, in part, by Dr. Robert Cohen's son-in-law, and an unrelated third party. The Company believes that the Company's rent with respect to such space is equal to the fair market rental value of such space. Such transaction was approved by the Independent Committee on February 23, 1996.

         In November, 1998, Broadway Partners ("Broadway"), a New York partnership owned by certain of Dr. Robert and Alan Cohen's children, accepted an offer to purchase, from the holder thereof, the Company's Non-Negotiable Subordinated Convertible Debentures issued in connection with its acquisition of substantially all of the retail optical assets of Benson Optical Co., Inc. and its affiliates, for the approximate sum of $203,000.00.

         On October 14, 1998, the Board of Directors authorized the Company to borrow up to $2 million from Broadway. The loans are payable, on demand, together with interest, calculated at the rate of twelve (12%) percent per annum, and are secured by a first lien upon, and security interest in, the assets of the Company's ambulatory surgery center located in Garden City, New York.

Matter Relating to Joel Gold

         In connection with the Company's issuance and private placement, in February, 1997, of its Convertible Debentures, Due August 25, 1998, the Company paid to L. T. Lawrence & Co., Inc. a fee of $480,000. Joel Gold, a Director of the Company, was a Managing Director of L. T. Lawrence & Co., Inc. at such time.

Franchise Interest by Certain Members of Management and their Families

         Joseph Silver, together with his wife, are the shareholders of RJL Optical, Inc. ("RJL"), the franchisee of the Sterling Optical Center located in Great Neck, New York. In November, 1995, RJL entered into a management agreement whereby the Company operates such store on behalf of RJL in exchange for the payment to it of a fee, equal to 5% of the gross revenues of the store, subject to such store generating sufficient cash flow proceeds to pay such amount. In addition, RJL has agreed to sell the assets of, and the franchise for, its Sterling Optical Center at a certain established, minimum purchase price.

Transactions with Dura-Lab, Inc.

         In February, 1997, the Company, in connection with the closing of its Roslyn, New York laboratory facility, delivered and orally agreed to sublease to Dura-Lab, Inc. ("Dura-Lab"), a company owned, in part, by Jeffrey Cohen, the son of Dr. Robert Cohen, and certain of Dr. Alan Cohen's children, each of whom is also principal shareholders of the Company, four of its Optical Dynamics' lens manufacturing systems at a rental less than the amount of rent payable by the Company under the equipment leases pursuant to which the Company financed the cost of such systems, which lesser amount was agreed to by the Company due to the age and condition of the systems delivered to Dura-Lab.

         In addition to the foregoing, in March, 1997, the Company commenced purchasing a portion of its ophthalmic lenses from Dura-Lab at prices which the Company believes to be not more than those charged by other distributors of similar type lenses.

Tax Indemnities

         In connection with the Company's initial public offering, the Company agreed to indemnify the shareholders of the Company immediately prior to the Company's initial public offering for any tax liability arising from a determination, after consummation of the initial public offering, that the Company's reported income was understated for any period prior to the consummation of the initial public offering; provided that such indemnity is limited to an adjustment equal to the amount by which the Company's deferred tax liability is reduced as a result of such determination. Additionally, if and to the extent any shareholder, who was a shareholder immediately prior to the Company's initial public offering, receives a tax refund as a result of a determination, after consummation of the initial public offering, that the Company's reported income was overstated for any period prior to the consummation of the initial public offering, such shareholder will be required to pay such amount to the Company.

                                    GENERAL

Other Matters

         The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Annual Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine, in their discretion.

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 is being mailed to shareholders together with this Proxy Statement.

Solicitation of Proxies

         The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, Directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal contact. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in connection therewith.

         Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person, is urged to fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

Shareholder Proposals

         If any shareholder of the Company intends to present a proposal for consideration at the next Annual Meeting of Shareholders and desires to have such proposal included in the Proxy Statement and form of Prosy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 1500 Hempstead Turnpike, East Meadow, New York 11554, Attention: Joseph Silver, not later than June 10, 1999.

                                    By Order of the Board of Directors

                                    By:      \s\ Joseph Silver
                                             ------------------------------
                                             JOSEPH SILVER,
                                             Secretary

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            OF STERLING VISION, INC.

              ANNUAL MEETING OF SHAREHOLDERS: FRIDAY, JULY 2, 1999

         The undersigned shareholder of Sterling Vision, Inc., a New York corporation (the "Company"), hereby appoints Dr. Robert Cohen, Mr. William Young and Mr. Joseph Silver, or any of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common Stock of Sterling Vision, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 1500 Hempstead Turnpike, East Meadow, New York 11554 at 9:00 a.m. (local time), on Friday, July 2, 1999, or any adjournment or adjournments thereof, in accordance with the instructions on the reverse side hereof.

         This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted "FOR" each of the nominees listed in Proposal No. 1 and "FOR" Proposal No. 2. The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the Meeting.

-------------------------------------------------------------------------------
                             o FOLD AND DETACH HERE o

Please mark                |X|
your votes as
indicated in
this example

The Board of Directors recommends a vote "FOR" Items 1 and 2

Item 1 - ELECTION OF CLASS 1 DIRECTORS:

                                    FOR     WITHHELD
NOMINEES:

Dr. Robert Cohen                    |_|      |_|
Dr. Alan Cohen                      |_|      |_|
Mr. Joel Gold                       |_|      |_|

WITHHELD FOR: (Write that nominee's name in the space provided below):

__________________________________________________

                                        FOR         AGAINST   ABSTAIN


 ITEM 2 - RATIFICATION OF APPOINTMENT   |_|          |_|       |_|
   OF ARTHUR ANDERSON LLP

         The proxies are authorized to vote as they may determine, in their discretion, upon such other business as may properly come before the meeting.

Signature: _________________________   Signature: ____________________________

Date: _______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.